Exhibit 99.3
WORLD FUEL SERVICES CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On October 28, 2021, World Fuel Services Corporation ("WFS," the "Company." "we," "us" or "our") entered into a purchase agreement (the "Purchase Agreement") with World Fuel Services, Inc., a wholly-owned subsidiary of the Company ("Buyer"), Flyers Energy Group, LLC ("Flyers Energy"), the direct equity holders of Flyers Energy and certain indirect equity holders of Flyers Energy, pursuant to which Buyer agreed to acquire all of the outstanding equity interests in Flyers Energy (the "Acquisition").
The Acquisition closed on January 3, 2022 for total estimated consideration of $792.7 million, subject to customary adjustments relating to net working capital, indebtedness and transaction expenses. At closing, $642.7 million, inclusive of $19.7 million for estimated net working capital adjustments, was paid in cash and, at the election of the Company, $50.0 million was satisfied through the delivery of 1,768,034 shares of the Company's common stock at a price of $28.28 per share. The remaining $100.0 million was held back to satisfy potential indemnification and other obligations of the sellers, with one-half to be released on the first and second anniversary of the closing of the Acquisition, in each case subject to reduction in respect to amounts claimed under the Purchase Agreement. The consideration at closing was funded through approximately $326 million of cash on hand and incremental borrowings under our senior credit facility.
The following unaudited pro forma condensed combined financial statements (which we refer to as the "Pro Forma Financial Statements") have been prepared from the respective historical consolidated financial statements of WFS and Flyers Energy, adjusted to give effect to the Acquisition and related financing transactions (together, the "Transactions"). The Pro Forma Financial Statements contain certain reclassifications to conform the historical Flyers Energy financial statement presentation to WFS's accounting policies. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 includes the historical consolidated balance sheets of WFS and Flyers Energy on a pro forma basis as if the Transactions had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2021 and the year ended December 31, 2020 include the historical consolidated income statements of WFS and Flyers Energy on a pro forma basis as if the Transactions had been consummated on January 1, 2020.
The Pro Forma Financial Statements were prepared in accordance with Article 11 of Securities Exchange Commission ("SEC") Regulation S-X, Pro Forma Financial Information, as amended by Release No. 33-10786 "Amendments to Financial Disclosures about Acquired and Disposed Businesses," and are presented to reflect the impact of the Transactions.
The Pro Forma Financial Statements are provided for illustrative purposes and do not necessarily represent what the Company's financial position or results of operations would have been had the Transactions occurred on the dates noted above, nor do they project the financial position or results of operations of the combined company following the Acquisition. The pro forma adjustments are based on available information and assumptions that management believes are factually supportable and directly attributable to the Transactions. In the opinion of management, all adjustments necessary to present fairly the Pro Forma Financial Statements have been made. The pro forma adjustments are based on assumptions and information available at the time of the filing of this Form 8-K/A and may vary from the final purchase price allocation. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Flyers Energy was based on preliminary estimates of fair value. The assumptions and estimates used to determine the preliminary purchase price allocation and fair value adjustments are described in the notes accompanying the Pro Forma Financial Statements. The Pro Forma Financial Statements do not give effect to any cost savings, operating synergies or revenue synergies that may result from the Transactions, or the integration costs to achieve any such synergies.
The preparation of the Pro Forma Financial Statements and related adjustments required management to make certain assumptions and estimates. The Pro Forma Financial Statements should be read together with:
•The accompanying notes to the Pro Forma Financial Statements;
•The unaudited historical condensed consolidated financial statements of WFS and accompanying notes as of and for the quarter ended September 30, 2021 included in the Company's Form 10-Q filed with the SEC on October 29, 2021;

•The audited historical consolidated financial statements of WFS and accompanying notes as of and for the year ended December 31, 2020 and Management's Discussion and Analysis of Financial Condition and Results of Operations, included in the Company's Form 10-K filed with the SEC on March 1, 2021;
•The unaudited historical condensed consolidated financial statements of Flyers Energy and accompanying notes as of September 30, 2021 and for the nine months ended September 30, 2021, included as exhibit 99.2 hereto;
•The audited historical consolidated financial statements of Flyers Energy and accompanying notes as of December 31, 2020 and for the year ended December 31, 2020, which are included as exhibit 99.1 hereto.

WORLD FUEL SERVICES CORPORATION
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2021
(In millions, except per share data)
(Unaudited)

	Historical		Transaction Accounting Adjustments			Pro Forma WFS
	WFS	Flyers Energy	Reclass (a)	Pro Forma
Assets:
Current assets:
Cash and cash equivalents	$796.0	$3.9	$—	$(325.7)	(c)	$474.1
Accounts receivable, net of allowance for credit losses	2,032.5	121.8	—	(3.1)	(b)	2,151.1
Inventories	439.3	51.0	—	—		490.3
Prepaid expenses	76.1	—	0.9	(0.3)	(b)	76.7
Short-term derivative assets, net	121.8	—	—	—		121.8
Other current assets	227.6	6.3	(0.9)	(0.9)	(b)	232.1
Total current assets	3,693.2	182.9	—	(330.1)		3,546.1
Property and equipment, net	334.3	110.0	—	24.0	(b)	468.3
Goodwill	854.7	41.8	—	371.6	(b)	1,268.1
Identifiable intangible and other non-current assets	662.1	21.8	—	207.4	(b)	891.3
Total assets	$5,544.3	$356.6	$—	$272.9		$6,173.8

Liabilities:
Current liabilities:
Current maturities of long-term debt	$30.1	$1.3	$—	$(1.3)	(b)	$30.1
Accounts payable	2,024.3	51.4	4.9	—		2,080.6
Short-term derivative liabilities, net	211.1	—	—	—		211.1
Customer deposits	163.3	—	1.9	—		165.2
Accrued expenses and other current liabilities	267.6	63.1	(6.7)	55.7	(b), (c), (d)	379.7
Total current liabilities	2,696.5	115.8	—	54.4		2,866.7
Long-term debt	484.2	29.1	—	287.9	(b), (c)	801.2
Non-current income tax liabilities, net	208.2	—	—	—		208.2
Other long-term liabilities	231.7	11.3	—	84.3	(b), (c)	327.3
Total liabilities	3,620.5	156.2	—	426.6		4,203.4
Equity:
World Fuel shareholders' equity:
Preferred stock, $1.00 par value	—	—	—	—		—
Common stock, $0.01 par value	0.6	—	—	—	(c)	0.6
Capital in excess of par value	190.2	—	—	50.0	(c)	240.2
Retained earnings	1,872.6	—	—	(3.4)	(d)	1,869.2
Flyers Energy capital accounts	—	200.4	—	(200.4)	(b)	—
Accumulated other comprehensive income (loss)	(143.6)	—	—	—		(143.6)
Total World Fuel shareholders' equity	1,919.7	200.4	—	(153.7)		1,966.3
Noncontrolling interest	4.1	—	—	—		4.1
Total equity	1,923.8	200.4	—	(153.7)		1,970.4
Total liabilities and equity	$5,544.3	$356.6	$—	$272.9		$6,173.8

WORLD FUEL SERVICES CORPORATION
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the nine months ended September 30, 2021
(In millions, except earnings per share data)
(Unaudited)

	Historical		Transaction Accounting Adjustments			Pro Forma WFS
	WFS	Flyers Energy	Reclass (a)	Pro Forma
Revenue	$21,394.2	$1,800.9	$17.8	$—		$23,212.9
Cost of revenue	20,821.3	1,672.7	40.5	(0.3)	(g)	22,534.2
Gross profit	573.0	128.2	(22.7)	0.3		678.7
Operating expenses:
Compensation and employee benefits	273.9	—	24.2	—		298.0
General and administrative	177.4	65.8	(35.2)	8.2	(g), (h)	216.2
Depreciation and amortization	—	10.8	(10.8)	—		—
Asset impairments	4.7	—	—	—		4.7
Restructuring charges	6.8	—	—	—		6.8
Total operating expenses	462.7	76.6	(21.8)	8.2		525.7
Net gain on sale of property and equipment	—	0.3	(0.3)	—		—
Income from operations	110.2	51.9	(1.1)	(8.0)		153.0
Non-operating income (expenses), net:
Interest expense and other financing costs, net	(29.2)	(2.2)	4.4	(6.0)	(e), (f)	(33.0)
Change in fair value of nonhedged interest rate swap contracts	—	3.5	(3.5)	—		—
Other income (expense), net	(1.6)	7.4	0.3	—		6.2
Total non-operating income (expense), net	(30.7)	8.7	1.1	(6.0)		(26.9)
Income (loss) before income taxes	79.5	60.5	—	(14.0)		126.1
Provision for income taxes	20.8	—	—	12.1	(i)	32.9
Net income (loss) including noncontrolling interest	58.7	60.5	—	(26.1)		93.2
Net income (loss) attributable to noncontrolling interest	0.5	—	—	—		0.5
Net income (loss) attributable to World Fuel	$58.2	$60.5	$—	$(26.1)		$92.7

Basic earnings (loss) per common share	$0.92					$1.43

Basic weighted average common shares	63.1		—	1.8	(j)	64.9

Diluted earnings (loss) per common share	$0.92					$1.42

Diluted weighted average common shares	63.6		—	1.8	(j)	65.3

WORLD FUEL SERVICES CORPORATION
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the year ended December 31, 2020
(In millions, except earnings per share data)
(Unaudited)

	Historical		Transaction Accounting Adjustments			Pro Forma WFS
	WFS	Flyers Energy	Reclass (a)	Pro Forma
Revenue	$20,358.3	$1,542.9	$7.1	$—		$21,908.3
Cost of revenue	19,506.5	1,405.6	35.7	(1.4)	(g)	20,946.4
Gross profit	851.8	137.3	(28.6)	1.4		961.9
Operating expenses:
Compensation and employee benefits	366.9	—	32.2	—		399.2
General and administrative	311.1	80.9	(44.8)	14.3	(d), (g), (h)	361.6
Depreciation and amortization	—	15.0	(15.0)	—		—
Asset impairments	25.6	—	—	—		25.6
Restructuring charges	10.3	—	—	—		10.3
Total operating expenses	714.0	95.9	(27.6)	14.3		796.7
Net gain on sale of property and equipment	—	0.2	(0.2)	—		—
Income from operations	137.9	41.5	(1.2)	(12.9)		165.2
Non-operating income (expenses), net:
Interest expense and other financing costs, net	(44.9)	(2.6)	(3.9)	1.4	(e), (f)	(50.0)
Change in fair value of nonhedged interest rate swap contracts	—	(5.0)	5.0	—		—
Other income (expense), net	68.8	—	0.2	—		68.9
Total non-operating income (expense), net	23.9	(7.6)	1.2	1.4		18.9
Income (loss) before income taxes	161.7	33.9	—	(11.5)		184.2
Provision for income taxes	52.1	—	—	5.8	(i)	57.9
Net income (loss) including noncontrolling interest	109.6	33.9	—	(17.3)		126.3
Net income (loss) attributable to noncontrolling interest	0.1	—	—	—		0.1
Net income (loss) attributable to World Fuel	$109.6	$33.9	$—	$(17.3)		$126.2

Basic earnings (loss) per common share	$1.72					$1.93

Basic weighted average common shares	63.7		—	1.8	(j)	65.5

Diluted earnings (loss) per common share	$1.71					$1.92

Diluted weighted average common shares	64.0		—	1.8	(j)	65.8

WORLD FUEL SERVICES CORPORATION
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)
1.BASIS OF PRESENTATION
The following Pro Forma Financial Statements have been prepared from the respective historical consolidated financial statements of WFS and Flyers Energy, adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared as if the Transactions had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2021 and the year ended December 31, 2020 were prepared as if the Transactions had been consummated on January 1, 2020.
The "transaction accounting adjustments" included in the Pro Forma Financial Statements reflect the application of required accounting principles under US GAAP to the Transactions being incorporated to our historical financial information. Certain of Flyers Energy's historical amounts have been reclassified to conform to the WFS financial statement presentation, as discussed further in Note 3 - Transaction Accounting Adjustments. The Transactions and related adjustments are described in the accompanying notes to the Pro Forma Financial Statements. In the opinion of WFS management, all material adjustments have been made that are necessary to present the Pro Forma Financial Statements fairly, in accordance with Article 11 of Regulation S-X of the SEC. Certain amounts in the Pro Forma Financial Statements and accompanying notes may not add due to rounding.
In accordance with Accounting Standards Codification ("ASC") 805, Business Combinations, the Acquisition will be accounted for as a business combination. Under the acquisition method, the purchase price is allocated to all identifiable assets acquired and all liabilities assumed at the fair value as of the acquisition date. Any residual value is recognized as Goodwill. Acquisition-related costs incurred in connection with the Acquisition are expensed as incurred.
The Pro Forma Financial Statements do not purport to be indicative of the financial position or results of operations of the combined company that would have occurred if the Transactions had occurred on the dates indicated, nor are they indicative of WFS's future financial position or results of operations.
2.    ACQUISITION CONSIDERATION AND PRELIMINARY PURCHASE PRICE ALLOCATION
The Acquisition closed on January 3, 2022 for total consideration of $792.7 million, subject to customary adjustments relating to net working capital, indebtedness and transaction expenses. At closing, $642.7 million, inclusive of $19.7 million for estimated net working capital adjustments, was paid in cash and, at the election of the Company, $50 million was satisfied through the delivery of 1,768,034 shares of the Company's common stock at a price of $28.28 per share. The remaining $100 million was held back to satisfy potential indemnification and other obligations of the sellers, with one-half to be released on the first and second anniversary of the closing of the Acquisition, in each case subject to reduction in respect to amounts claimed under the Purchase Agreement. The consideration at closing was funded through approximately $326 million of cash on hand and incremental borrowing under our senior credit facility.
The allocation of the preliminary estimated purchase price with respect to the Acquisition is based upon the Company’s estimates of, and assumptions related to, the fair value of assets acquired and liabilities assumed. We are in the process of obtaining information to identify and measure all assets acquired and liabilities assumed therefore, the estimated fair values used in the accompanying Pro Forma Financial Statements are preliminary and represent our current best estimate of fair value as of the date of filing but are subject to revision as valuations and assumptions are finalized. Because the Pro Forma Financial Statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on the financial position and results of operations of the combined companies may be materially different from the pro forma amounts included herein. In addition, the notes herein contain certain assumptions that could have a material impact on the accompanying Pro Forma Financial Statements.
The purchase price allocation will be finalized within the measurement period, which is up to one year from the closing date of the Acquisition.

The following table summarizes the estimated fair value of the aggregate consideration, and the preliminary allocation of the purchase price to the fair value of the assets acquired and liabilities assumed as if the Acquisition had closed on September 30, 2021:

(In millions)	Total
Consideration:
Cash paid	$642.7
Common stock issued to sellers	50.0
Amount due to sellers	100.0
Total fair value of consideration	$792.7

Assets acquired and liabilities assumed:
Cash	$3.9
Accounts receivable	118.6
Inventory	51.0
Property, plant and equipment	134.0
Identifiable intangible assets	192.2
Accounts payable	(56.3)
Other assets and liabilities, net	(64.1)
Net identifiable assets acquired	379.3
Goodwill	413.4
Net assets acquired	$792.7
Goodwill is attributable primarily to the expected synergies and other benefits that we believe will result from combining the acquired operations with the operations of our land segment. We anticipate that all of the goodwill assigned to the land segment will be deductible for tax purposes.
3.    TRANSACTION ACCOUNTING ADJUSTMENTS
The Pro Forma Financial Statements have been adjusted to reflect reclassifications of Flyers Energy's financial statements to conform to WFS's financial statement presentation, adjustments to historical book values of Flyers Energy to their preliminary estimated fair values, the purchase consideration paid by WFS and related financing transactions, estimated direct transaction costs, and the estimated tax impact of pro forma adjustments. These adjustments include the following:
(a)    During the preparation of the Pro Forma Financial Statements, we performed a preliminary review of Flyers Energy's accounting policies and determined that certain adjustments, as described below, are necessary to conform Flyers Energy's historical financial statements to WFS's accounting policies and financial statement presentation in the Pro Forma Financial Statements. The accounting policies used in the preparation of the Pro Forma Financial Statements are those set out in WFS's consolidated financial statements as of and for the year ended December 31, 2020. As we finalize our review of Flyers Energy's accounting policies, we may identify differences that, when adjusted or reclassified, could have a material impact on the Pro Forma Financial Statements. The following reclassifications were made to conform Flyers Energy's historical financial statements to the WFS presentation within the Pro Forma Financial Statements.
On the pro forma balance sheet as of September 30, 2021, we reclassified the following:
•$0.9 million from Other current assets to Prepaid expenses.
•$1.9 million from Accrued expenses and other current liabilities to Customer deposits.
•$4.9 million from Accrued expenses and other current liabilities to Accounts payable.
On the pro forma statements of income for the nine months ended September 30, 2021, we reclassified the following:
•$4.8 million from Depreciation and amortization to General and administrative.
•$6.0 million from Depreciation and amortization to Cost of revenue.
•$0.3 million from Net gain on sale of property and equipment to Other income (expense), net.

•$0.9 million from Revenue to Interest expense and other financing costs, net.
•$18.7 million from Cost of revenue to Revenue.
•$15.9 million from General and administrative to Cost of revenue.
•$24.2 million from General and administrative to Compensation and employee benefits.
•$3.5 million from Change in fair value of nonhedged interest rate swap contracts to Interest expense and other financing costs, net.
On the pro forma statement of income for the year ended December 31, 2020, we reclassified the following:
•$6.3 million from Depreciation and amortization to General and administrative.
•$8.7 million from Depreciation and amortization to Cost of revenue.
•$0.2 million from Net gain on sale of property and equipment to Other income (expense), net.
•$1.1 million from Revenue to Interest expense and other financing costs, net.
•$8.1 million from Cost of revenue to Revenue.
•$18.8 million from General and administrative to Cost of revenue.
•$32.2 million from General and administrative to Compensation and employee benefits.
•$5.0 million from Change in fair value of nonhedged interest rate swap contracts to Interest expense and other financing costs, net.
(b)    These adjustments reflect the preliminary purchase price allocation outlined in Note 2 - Acquisition Consideration and Preliminary Purchase Price Allocation and associated adjustments to record the assets acquired and liabilities assumed at their respective measurement date fair values, including:
•Decrease in Accounts receivable, net of $3.1 million from the elimination of receivables not acquired by WFS.
•Decrease in Prepaid expenses of $0.3 million from the elimination of prepaid expenses not acquired by WFS.
•Decrease in Other current assets of $0.9 million from the elimination of a $5.0 million note receivable not acquired by WFS and the recognition of $4.1 million for the current portion of operating right of use assets recognized as part of the purchase price allocation to reflect the adoption of Leases (Topic 842), which Flyers Energy was not required to adopt prior to the Acquisition.
•Increase in Property, plant and equipment of $24.0 million; including $18.6 million associated with the step up in the book value of the property, plant and equipment to the estimated fair value net of assets not acquired by WFS, as well as the recognition of $5.4 million of right of use assets associated with financing leases pursuant to ASC 842 as discussed above.
•Increase in Goodwill of $371.6 million to recognize the estimated goodwill of $413.4 million based on the preliminary allocation of the purchase price of Flyers Energy and the elimination of historical goodwill at Flyers Energy of $41.8 million.
•Increase in Identifiable intangible and other non-current assets of $207.4 million from the recognition of the estimated fair value of identifiable intangible assets of $192.2 million and right of use assets associated with operating leases of $35.5 million, as well as the elimination of historical intangible assets at Flyers Energy of $20.3 million.
•Decrease of $1.3 million in the Current maturities of long-term debt from the elimination of debt not assumed by WFS.
•Increase in Accrued expenses and other current liabilities of $2.3 million from the recognition of $4.1 million for the current portion of lease obligations in accordance with ASC 842, as discussed above, and the elimination of accrued expenses of $1.8 million not assumed by WFS.
•Decrease of $29.1 million in Long-term debt from the elimination of debt not assumed by WFS.
•Increase in Other long-term liabilities of $34.3 million from the recognition of $41.5 million of long-term lease obligations in accordance with ASC 842, as discuss above, and the elimination of a liability of $7.2 million associated with an interest rate swap not assumed by WFS.
•Elimination of Flyers Energy historical Capital accounts of $200.4 million.

(c)    Reflects the payment of the total purchase consideration outlined in Note 2 - Acquisition Consideration and Preliminary Purchase Price Allocation, including $325.7 million consideration funded by cash on hand and $317 million of incremental borrowings under our revolving credit facility, the issuance of 1,768,034 shares of our common stock, par value $0.01 per share, valued at $50 million or $28.28 per share, and a $100 million liability associated with the portion of consideration held back at closing.
(d)    Reflects the accrual of estimated non-recurring costs of $3.4 million related to the Acquisition including, among others, fees paid for financial advisors, legal services, and professional accounting services. These costs are included in Accrued expenses and other current liabilities on the pro forma balance sheet as of September 30, 2021 and in General and administrative expense on the pro forma statement of income for the year ended December 31, 2020.
(e)    Reflects the elimination of costs associated with Flyers Energy historical debt and interest rate swap contracts that were not assumed by WFS pursuant to the Purchase Agreement, including:
•Elimination of interest expense of $2.3 million and $2.8 million for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively.
•Elimination of the gain (loss) on the change in fair value of the nonhedged interest rate swap contracts of $3.5 million and $(5.0) million for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively.
(f)    Reflects the costs associated with the $317 million of incremental borrowings under our revolving credit facility. Borrowings under our revolving credit facility related to base rate loans or Eurodollar rate loans bear floating interest rates plus applicable margins. The Company is also required to pay a commitment fee on the unused commitments under the revolving credit facility. The pro forma statements of income include adjustments to record additional interest expense of $4.8 million and $6.4 million for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively, calculated using the current committed market rates, reflective of the increased leverage resulting from the incremental borrowings, less the commitment fee previously paid on the unused commitment, resulting in an incremental borrowing rate of 2.0%.
A 1/8% change in the interest rates would increase or decrease interest expense on the pro forma statements of income by approximately $0.3 million and $0.4 million for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively. The interest rates assumed for the Pro Forma Financial Statements could be significantly different than actual interest rates on any debt issued to finance the Acquisition based on market rates and other factors at that time.
(g)    Reflects the adjustment to depreciation expense resulting from the change in the basis of property and equipment, net of the assets not acquired by WFS, including decreased depreciation of $0.3 million to Cost of revenue and $0.1 million to General and administrative expense for the nine months ended September 30, 2021 and decreased depreciation of $1.4 million to Cost of revenue and $0.5 million to General and administrative expense for the year ended December 31, 2020. The property, plant and equipment acquired have estimated useful lives ranging from 3 to 32 years.
(h)    Reflects the elimination of Flyers Energy's historical amortization associated with identifiable intangible assets of $2.7 million and the adjustment to reflect amortization expense of $11.0 million for the nine months ended September 30, 2021 and the elimination of Flyers Energy's historical amortization associated with identifiable intangible assets of $3.2 million and the adjustment to reflect amortization expense of $14.7 million the year ended December 31, 2020, respectively, associated with identified intangible assets acquired based on the preliminary purchase price allocation. The identified intangible assets acquired are expected to be amortized over a weighted-average useful life of approximately 10 years. These preliminary estimates of fair value and estimated useful lives may change once the purchase price allocation is finalized during the measurement period following the closing of the Acquisition.
(i)    Reflects the tax effect of the adjustments above at the blended federal and state statutory tax rate of 26.0%, as well as a expense adjustments of $15.7 million and $8.8 million for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively, to recognize income taxes associated with Flyers Energy's historical financial statements, as Flyers Energy was comprised of limited liability companies not subject to federal and state income taxes prior to the Acquisition.
(j)    Reflects the impact of the 1,768,034 shares of WFS common stock issued as consideration for the Acquisition and the related impact on the pro forma basic and diluted weighted-average common shares outstanding and the pro forma basic and diluted earnings per share assuming the shares were issued on January 1, 2020.